This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes. Capped Return Enhanced
Notes Linked to the EURO STOXX 50 due January 28, 2015

The notes are designed for investors who seek a return of 2 times the appreciation of the EURO STOXX 50 Index at maturity, subject to a maximum return of 22.20% . Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Reference Index:        The EURO STOXX 50 Index ("the Index")
Maximum Return:         At least 22.20%. For example, assuming the Maximum
                        Return is 22.20%, if the Index Return is equal to or
 greater
                        than 11.10%, you will receive the Maximum Return of
22.20%, which entitles you to a maximum payment at
 maturity
                        of $1,222.00 per $1,000 principal amount note that
 you hold. The actual Maximum Return will be determined on
 the
                        pricing date and will not be less than 22.20%.
 Accordingly, the actual maximum payment at maturity per
 $1,000
                        principal amount note will not be less than $1,222.00.
Upside Leverage Factor: 2.00
Index Return:           (Ending Index Level -- Initial Index Level)
/ Initial Index Level
Pricing Date:           January 10, 2014
Initial Index Level:    The Index closing level on pricing date
Ending Index Level: The arithmetic average of the closing levels of the Index on each of the Ending  Averaging Dates Ending  Averaging  Dates:  January 16, 2015,
January 20, 2015,  January 21, 2015, January 22, 2015, and January 23, 2015 (the
Final
 Ending
                        Averaging Date)
Payment at Maturity:    If the Ending Index Level is greater than the Initial
Index Level, at maturity you will receive a cash
 payment that
                        provides you with a return per $1,000 principal amount
note equal to the Index Return multiplied by 2,
 subject to the
                        Maximum Return. Accordingly, if the Ending Index Level
is greater than the Initial Index Level, your payment at
                        maturity per $1,000 principal amount note will be
calculated as follows:
$1,000 + [$1,000 [] (Index Return x 2)], subject to the Maximum Return
                        If the Ending Index Level is equal to the Initial  Index
Level, you will receive the principal amount of your
 notes at maturity.
          Your investment will be fully exposed to any decline in the Index.
 If the Ending Index Level is less than
 the Initial
                        Index Level, you will lose 1% of the principal amount of
your notes for every 1% that the Ending Index Level
 is less
than the Initial Index Level, and your payment
at maturity per $1,000 principal amount note will be  calculated as follows:
                                 $1,000 + ($1,000 [] Index Return)
                        If the Ending Index Level is less than the Initial Index
Level you will lose some or all of your initial
 investment at
                        maturity.

Preliminary Termsheet
http://www.sec.gov/Archives/edgar/data/19617/000095010314000129/dp43015_fwp-010

2.htm Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

[]   Your investment in the notes may result in a loss.

[]   Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

[]   JPMorgan Chase and Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging JPMorgan Chase and Co.'s obligations under the notes.
     Their interests may be adverse to your interests.

[]   No ownership or dividend rights or interest payments in the stocks that comprise the Index.

[]   Lack of liquidity - J.P. Morgan Securities LLC ("JPMS") intends to offer to purchase the notes in the secondary market but is not required to do so.
     Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

[]   JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates.

[]   JPMS's estimated value will be lower than the issue price (price to the public) of the notes.

[]   JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.

[]   The value of the notes as published by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited time.

[]   Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be be impacted by many economic and market factors.

[]   Risks related to non-U.S. issuers of equity securities.

[]   Your maximum gain on the notes is limited to the maximum return.

[]   The averaging convention used to calculate the Ending Index Level could limit returns.

[]   No direct exposure to fluctuations in foreign exchange rates.

Hypothetical Return for the Notes at Maturity

[GRAPHIC OMITTED]

The following table illustrates the hypothetical total return at maturity on the notes. The "total return" as used herein is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

Each hypothetical total return or hypothetical payment at maturity set forth above and below assumes an Initial Index Level of 3100.00, an Upside Leverage
Factor of 2.00 and a Maximum Return of 22.20% . The actual Maximum Return will be set on the pricing date and will not be less than 22.20% .

Hypothetical Examples of Amounts Payable at Maturity

Ending Index Level Index Return Total Return on Notes
------------------ ------------ ---------------------
    5580.00          80.00%          22.200%
    4650.00          50.00%          22.200%
    4340.00          40.00%          22.200%
    4030.00          30.00%          22.200%
    3565.00          15.00%          22.200%
    3444.10          11.10%          22.200%
    3410.00          10.00%          20.000%
    3255.00           5.00%          10.000%
    3131.00           1.00%           2.000%
------------------ ------------ ---------------------
    3100.00           0.00%           0.000%
    2945.00          -5.00%           -5.000%
    2790.00          -10.00%         -10.000%
    2635.00          -15.00%         -15.000%
    2170.00          -30.00%         -30.000%
    1860.00          -40.00%         -40.000%
    1550.00          -50.00%         -50.000%
     310.00          -90.00%         -90.000%
     0.00            -100.00%        -100.000%
------------------ ------------ ---------------------

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. Filed pursuant to Rule 433 Registration Statement No. 333-177923 Dated: January 07,
2014